CERTIFIED COPY OF RESOLUTION
COUNTRY® MUTUAL FUNDS TRUST

    WHEREAS, COUNTRY Mutual Funds Trust obtained, effective August 20, 2010, a joint insured bond with lronshore Specialty Insurance Company, in an aggregate amount of $750,000 as to each loss, and insuring COUNTRY Trust Bank® against larceny and embezzlement and covering each officer and employee of said Bank who has access to securities or funds of said Trust; and

    WHEREAS, the Board of Trustees, after due consideration of the value of the aggregate assets of said joint insured Trust to which persons to be covered under such bond have access, the type and terms of the arrangements for custody and safekeeping of the Trust's assets with each custodian and/or bank and the nature of the securities in the portfolio of the Trust, deems such bond to be adequate to protect the interests of said Trust; Now, Therefore, Be It

    RESOLVED, that this Board of Trustees, in accordance with the requirements of Regulation 270.17g-1 adopted by the Securities and Exchange Commission under the Investment Company Act of 1940, hereby determines that the above described joint insured bond of Ironshore Specialty Insurance Company is of a reasonable amount so as to adequately protect the interests of said Trust and should be retained in its present form until such time as the Board of Trustees shall otherwise determine; and Be It

    FURTHER RESOLVED, that the Board of Trustees has determined that the premium allocated to said Trust for such joint insured bond is fair and reasonable based upon the number of parties named as insureds on such bond, the nature of the business activities of each of the insureds, the amount of the bond, the total premium for the bond, the ratable allocation of the premium among all parties named as insureds, and the extent to which the share of the premium allocated to said Trust is less than the premium said Trust would have to pay if it provided and maintained a single insured bond.

    The undersigned, James M. Jacobs, hereby certifies that he is the duly elected and acting Secretary of COUNTRY® Mutual Funds Trust and that the foregoing is a true and correct copy of a resolution adopted by the Board of Directors of said corporation at a duly convened meeting of the said Board, a quorum being present, held on October 25, 2010, and entered upon the regular minute book of the said corporation, and which is now in full force and effect and as of the date hereof has not been rescinded, revised, revoked, or amended, in whole or in part.

    IN WITNESS WHEREOF, I have executed this Certificate and have caused the Seal of said corporation to be hereunto affixed this 28th day of February, 2011.

(SEAL)